Exhibit 99.1

Contact:

CryoCor Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Stephanie Carrington / Nick Laudico (investors) (646) 536-7017 / 7030 scarrington@theruthgroup.com nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

For Immediate Release

CryoCor Provides Regulatory Update and

Reports Third Quarter 2005 Results

Business Highlights:

•	FDA completed its inspection of CryoCor’s facility

•	FDA requested and CryoCor provided additional clinical information for its Premarket Approval application, or PMA, for atrial flutter

•	Enrollment in pivotal trial for atrial fibrillation reaches 77 patients

San Diego, CA, November 3, 2005 – CryoCor, Inc. (Nasdaq:CRYO), a medical device company focused on the treatment of cardiac arrhythmias, today reported an update on the U.S. FDA review of its PMA for the treatment of atrial flutter, on its pivotal trial for atrial fibrillation, and its financial results for the three months ended September 30, 2005.

Clinical Trials Update

In July 2005, CryoCor submitted the final module of its PMA for the treatment of atrial flutter. In September 2005, as part of the standard PMA review process, the FDA completed its inspection of CryoCor’s San Diego facility. Additionally, in late October 2005, the Company received a request from the FDA for additional data to allow for the FDA’s continued review of the PMA. The Company has provided the information to the FDA and is awaiting further comment. The questions presented by the FDA were primarily related to additional statistical analysis of the patient data and queries on clinical interpretations and data related to specific patients. The FDA indicated in its letter that its review may take an additional 180 days.

The Company is conducting a pivotal trial to evaluate the safety and efficacy of its Cardiac Cryoablation System for the treatment of atrial fibrillation. The Company continues to enroll patients and as of November 1, 2005, 77 patients had been enrolled with 20 clinical sites open for patient enrollment. Based upon a projected patient enrollment rate of 10 patients per month, enrollment in the approximately 160 patient-clinical trial is expected to be completed by mid-2006, with an expected PMA submission to the FDA in mid-2007.

Gregory Ayers, Chief Executive Officer, said, “With the events of the last two months pertaining to our PMA for atrial flutter, we remain on track for our anticipated PMA approval for atrial flutter in 2006. We are pleased with our monthly enrollment in the atrial fibrillation pivotal trial, and we continue to evaluate the progress of the study.”

Financial Review

CryoCor markets its Cardiac Cryoablation System in Europe, where it has received CE mark approval. Revenues for the three and nine month periods ended September 30, 2005 were $152,000 and $682,000 respectively, compared to $141,000 and $458,000 for the same periods in 2004. The modest revenue increase was primarily due to increased customer demand in 2005. The Company has deferred revenue of $245,000 related to catheters shipped to hospitals, for which the Company has either not been paid, or the catheters have not yet been utilized.

Cost of sales for the three and nine month periods ended September 30, 2005 were $650,000 and $2.1 million respectively, compared to $638,000 and $2.0 million for the same periods in 2004. The increase reflected the higher catheter shipments during the related periods. In addition, the increase for the nine months ended September 30, 2005 included additional costs in the second quarter of 2005 of approximately $200,000 to recall our Model 1200 catheter out of Europe and to withdraw the use of the Model 1200 catheter from use in our clinical trial in the United States.

Research and development expenses for the three and nine month periods ended September 30, 2005 were $1.8 million and $5.9 million respectively, compared to $2.1 million and $5.5 million for the same periods in 2004. The modest decrease for the three months ended September 30, 2005 was due to expenses in 2004 associated with the pivotal study for atrial flutter that was fully underway compared to the lower expenses in 2005 related to the pivotal study for atrial fibrillation that is ramping up as patient enrollment continues.

General and administrative expenses for the three and nine month periods ended September 30, 2005 were $1.7 million and $4.7 million respectively, compared to $1.6 million and $3.7 million for the same periods in 2004. The increase for the nine months ended September 30, 2005 was primarily related to an increase in non-cash stock-based compensation expenses and other compensation related costs resulting from an increase in employee headcount in 2005.

The losses from operations for the three and nine month periods ended September 30, 2005 were $4.0 million and $12.0 million respectively, compared to $4.1 million and $10.7 million for the same periods in 2004. The net losses applicable to common stockholders for the three and nine month periods ended September 30, 2005 were $4.1 million and $15.2 million respectively, compared to $5.5 million and $13.9 million for the same periods in 2004.

Included in the net loss applicable to common stockholders for the three and nine month periods ended September 30, 2005 were dividends and accretion to redemption value of Series D redeemable convertible preferred stock as well as cumulative dividends on Series C preferred stock of $0 and $2.8 million respectively, compared to $1.4 million and $3.1 million for the same periods ended in 2004. Net loss per diluted share for the three months ending September 30, 2005 was $0.45. Cash equivalents and investments as of September 30, 2005 were $34.5 million.

Financial Guidance

For the fourth quarter of 2005, CryoCor expects a net loss in the range of $4.8 million to $5.0 million. CryoCor expects revenues for the fourth quarter of 2005 to be approximately comparable with the third quarter of 2005. In preparation for its U.S. launch of the CryoBlator catheter, the Company is transitioning its German subsidiary from direct sales to a distributor-only model to reduce its fixed costs. This change will permit the Company to focus additional resources in the United States leading up to the 2006 launch. The Company expects to incur a one-time charge of $350,000 in the fourth quarter 2005 for the anticipated restructuring of the German subsidiary.

For the full year 2006, CryoCor expects revenue in the range of $2.5 million to $3.5 million. This range reflects the uncertainty around the timing of the U.S. launch following the receipt of pre-market approval for the use of the CryoCor Cardiac Cryoablation System to treat atrial flutter and the anticipated lower pricing and related European revenues as the Company moves to a distributor-only sales model. The Company expects operating cash burn of approximately $18.0 million to $19.0 million, which includes $1.0 million in Cost of Goods Sold for consoles placed in Europe and the United States. Net loss for 2006, including non-cash charges, is expected to be in the range of $22.0 million to $23.0 million. Non-cash charges in 2006 are primarily stock-based compensation expenses relating to employee stock awards expensed under FAS 123(R), amortization of debt discount and depreciation and amortization of fixed assets.

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter treatment system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The CryoCor Cardiac Cryoablation System has been approved in Europe since 2002 for the treatment of atrial fibrillation and atrial flutter, the two most common and difficult to treat arrhythmias. In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the CryoCor Cardiac Cryoablation System for the treatment of atrial fibrillation, and has submitted a PMA for the treatment of atrial flutter. For more information please visit the Company’s website at http://www.cryocor.com

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements related to the timing and potential receipt of regulatory approvals for the CryoCor Cardiac Cryoablation System in the United States for use in treating atrial flutter and atrial fibrillation, the timing for when the Company will add additional clinical sites for and complete enrollment in its atrial fibrillation pivotal trial and submit a PMA for atrial fibrillation, the Company’s estimates on the number of patients that will need to be enrolled in order to complete its atrial fibrillation pivotal trial, the Company’s projections on net loss, and revenue and expected cash burn, all of which are prospective. Such statements are only predictions and reflect the Company’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with the Company’s ability to obtain regulatory approval in the United States for its Cardiac Cryoablation System for use in treating atrial flutter and atrial fibrillation within its anticipated timeframes, if at all; risks associated with the Company’s ability to add additional clinical sites for and complete enrollment in its atrial fibrillation pivotal trial and submit a PMA for atrial fibrillation within expected time frames; risks associated with the Company’s ability to accurately assess the number of patients required to complete enrollment in its atrial fibrillation pivotal trial; risks associated with the Company’s ability to successfully commercialize its Cardiac Cryoablation System in the United States and elsewhere if its Cardiac Cryoablation System is approved for use in the United States; risks associated with the Company’s dependence on patents and proprietary rights; risks associated with the Company’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; risks associated with the adequacy of the Company’s cash reserves; risks associated with the Company’s ability to enter into distribution arrangements to market and sell our Cardiac Cryoablation System internationally; risks associated with the Company’s ability to obtain additional financing as necessary; and the other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

CryoCor, Inc.

Condensed Consolidated Balance Sheets

(in thousands except share and per share amounts)

	September 30, 2005	December 31, 2004
	(unaudited)
Assets
Current assets
Cash	$21,348	$5,436
Short-term investments	13,107	—
Other current assets	1,462	976

Total current assets	35,917	6,412
Property and equipment, net	660	849
Other assets	239	227

Total assets	$36,816	$7,488

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$456	$454
Accrued liabilities	1,226	1,456
Deferred revenue	245	267
Current portion of long-term debt and capital lease obligations	14	1,082

Total current liabilities	1,941	3,259
Long-term debt, less current portion	6,499	1,084
Series D redeemable convertible preferred stock, 142,000,000 shares authorized, 138,975,873 and zero shares issued and outstanding at December 31, 2004 and September 30, 2005 (unaudited), respectively	—	33,149
Stockholders’ equity (deficit):
Series A, B and C convertible preferred stock, $0.001 par value; 7,958,311 shares authorized, 6,367,834 and zero shares issued and outstanding at December 31, 2004 and September 30, 2005 (unaudited), respectively	—	6
Common stock, $0.001 par value, 12,903,225 shares authorized; 51,332 and 10,639,279 shares issued and outstanding at December 31, 2004, and September 30, 2005 (unaudited), respectively	11	—
Additional paid-in capital	99,321	24,609
Accumulated comprehensive income	98	151
Deferred Compensation	(5,705)	(4,568)
Accumulated deficit	(65,349)	(50,202)

Total stockholders’ equity (deficit)	28,376	(30,004)

Total liabilities and stockholders’ equity	$36,816	$7,488

Consolidated Statements of Operations

(in thousands except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
	(unaudited)
Product sales	$152	$141	$682	$458
Operating expenses:
Cost of sales	650	638	2,125	1,965
Research and development(1)	1,831	2,056	5,885	5,494
Selling, general and administrative(1)	1,688	1,565	4,702	3,650

Total costs and expenses	4,169	4,259	12,712	11,109

Loss from operations	(4,017)	(4,118)	(12,030)	(10,651)

Interest income	252	35	297	73
Interest expense	(327)	(59)	(751)	(144)

Net loss	(4,092)	(4,142)	(12,484)	(10,722)
Dividends and accretion to redemption value of redeemable convertible preferred stock	—	(1,342)	(2,662)	(2,966)
Cumulative dividends on Series C preferred stock	—	(61)	(102)	(181)

Net loss attributable to common stockholders	$(4,092)	$(5,545)	$(15,248)	$(13,869)

Basic and diluted net loss per share attributable to common stockholders	$(0.45)	$(236.54)	$(4.86)	$(606.88)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	9,089,158	23,442	3,135,821	22,853

Pro forma basic and diluted net loss per share attributable to common stockholders (2)	$(0.41)	$(0.89)	$(2.00)	$(2.79)

Pro forma shares used to compute basic and diluted net loss per share attributable to common stockholders (2)	9,995,811	6,265,522	7,606,746	4,970,333

(1) Includes non-cash stock-based compensation expense as follows:

Research and development	$338	$194	$952	$202
Selling, general and administrative	195	159	593	162

	$533	$353	$1,545	$364

(2)	Pro forma basic and diluted net loss per share is calculated by dividing the net loss applicable to stockholders by the weighted average common shares outstanding during the period, which includes the conversion of our preferred stock into 6.6 million common shares upon our July 2005 initial public offering.